Exhibit 3.10

CERTIFICATE ELIMINATING REFERENCE

TO

SERIES B CONVERTIBLE PREFERRED STOCK
FROM

CERTIFICATE OF INCORPORATION

OF

PHILLIPS-VAN HEUSEN CORPORATION

The undersigned, in order to eliminate reference to the Series B Convertible Preferred Stock from the Certificate of Incorporation of Phillips-Van Heusen Corporation, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, do hereby certify as follows:

FIRST:

The name of the corporation is Phillips-Van Heusen Corporation (the “Corporation”);

SECOND:

This certificate relates to the “Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Phillips-Van Heusen Corporation” filed with the Secretary of State of Delaware on February 10, 2003, which sets forth a resolution adopted by the Corporation’s Board of Directors providing for the designation, amount, voting powers, preferences and relative, participating, optional and other special rights of the Series B Convertible Preferred Stock.

THIRD:

The Board of Directors of the Corporation has adopted the following resolutions:

RESOLVED, that none of the authorized shares of the Series B Convertible Preferred Stock of the Corporation (the “Series B Preferred Stock”), designated pursuant to the “Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Phillips-Van Heusen Corporation” filed with the Secretary of State of Delaware on February 10, 2003, are outstanding;

RESOLVED, that no additional shares of the Series B Preferred Stock will be issued subject to the aforementioned Certificate of Designation; and

RESOLVED, that each of the appropriate officers of the Corporation be, and each of them hereby is, authorized, directed, and empowered to execute, deliver, certify and file, on behalf and in the name of the Corporation, a certificate setting forth these resolutions with the

Secretary of State of Delaware pursuant to Section 151(g) of the General Corporation Law of the State of Delaware for the Purpose of eliminating from the Corporation’s certificate of incorporation all reference to the Series B Preferred Stock.

IN WITNESS WHEREOF, the undersigned have executed this Certificate and affirm, under penalties of perjury, that this instrument is the act and deed of the Corporation, and the facts stated herein are true.

Dated this 12th day of June, 2007.

/s/ Mark D. Fischer
Mark D. Fischer, Senior Vice President and Secretary

Attest:

/s/ Michelle O’Donnell

Michelle O’Donnell, Assistant Secretary